Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
October 18, 2018	George Lancaster, Hines
(713) 966-7676
george.lancaster@hines.com

HINES SUMMIT III DESIGN RELEASED

(BELLEVUE, WASHINGTON) - Hines, the international real estate firm, announced today that permits for the development site, Summit III, have been approved by the City of Bellevue, representing a major step forward for the project. When Hines Global REIT, Inc. (“Hines Global REIT”), a public company sponsored by Hines, acquired The Summit in 2015, it consisted of the fully entitled development site which can accommodate a 17-story Class A tower and includes a completed seven-story subterranean parking garage.
Hines tasked the Summit III design team consisting of LMN, Magnusson Klemencic Associates, ME Engineers, Berger Partnership, Pace Engineering Services and Hines Conceptual Construction Group, to optimize a new design for high-density technology tenants.
The approximately 370,000-square-foot, 17-story building will be built on top of the existing parking garage. Summit III will showcase full-height 9’10’’ windows, achieving 50 percent more exterior glazing than under the Washington State prescriptive energy code, maximizing excellent natural light and magnificent mountain views. Simultaneously, the design exceeds Washington State Energy Code performance by 15 percent, utilizes traditional, electric, VAV boxes for cost-effective tenant build-out, increases the building by two floors, increases floor loading for amenity areas, increases elevator capacity by adding three elevators and increases restroom fixtures by one over the code.
Summit III will be the third building in The Summit portfolio. On-site amenities include The Summit Room, a signature amenity that combines the functions of a lobby, building lounge and meeting area, a state-of-the-art fitness center, a conference center, Café Pogacha restaurant and Bright Horizons child care facility.

Ty Bennion, senior managing director at Hines, said, “We are thrilled the City of Bellevue has approved the permits. The asset will be the only floor-to-ceiling glass building at 9' 10" tall, and we believe this property will set a new standard for quality in the market. We are excited about now focusing our attentions on leasing.”

Sherri Schugart, president and CEO of Hines Global REIT, said, "This is a prime example of the Hines difference at work—marrying top-down macroeconomic factors with local-market development expertise. We believe the build out of this development will not only enhance the Bellevue skyline, but also position Summit III as a high-quality asset that should generate attractive investment returns for our shareholders."

About Hines Global REIT
Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines. Hines Global REIT was formed in December 2008 to invest in and own interests in a diversified portfolio of quality commercial real estate properties and other real estate investments in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 207 cities in 24 countries. Hines has approximately $116.4 billion of assets under management, including $64 billion for which Hines provides fiduciary investment management services, and $52.4 billion for which Hines provides third-party property-level services. The firm has 109 developments currently underway around the world. Historically, Hines has developed, redeveloped or acquired 1,319 properties, totaling over 431 million square feet. The firm’s current property and asset management portfolio includes 527 properties, representing over 224 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the development project described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the ability to complete the development of the building as expected and in accordance with current design plans, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the ability to complete the development in a timely manner and according to plan and other risks described in the “Risk Factors” section of Hines Global REIT’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.